Exhibit 99.2

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of December 20, 2012, by and among Athens Acquisition LLC, a Delaware limited liability company (“Buyer”), and each of the other undersigned parties (the “Sellers” and individually each a “Seller”).

WHEREAS, the Sellers collectively own the following equity securities issued by Greektown Superholdings, Inc., a Delaware corporation (the “Company”): 42,220 shares of Series A-1 Common Stock (collectively, the “Common Shares”) 623,406 shares of Series A-1 Preferred Stock (collectively, the “Preferred Shares”) and warrants to acquire 202,511 shares of Series A-1 Preferred Stock (collectively, the “Warrants” and with the Common Shares and Preferred Shares, the “Purchased Securities”); and

WHEREAS, each Seller desires to sell to Buyer, and Buyer desires to buy from each Seller, all of the outstanding equity interests of the Company owned by such Seller for the consideration and subject to the terms and conditions of this Agreement.

The parties agree as follows:

1.	PURCHASE AND SALE.

1.1	Purchase and Sale of Stock.

Upon and subject to the terms and conditions set forth in this Agreement, Buyer shall purchase from each Seller, and each Seller shall sell, assign, transfer, convey and deliver to Buyer, the Purchased Securities (free and clear of all Liens) as set forth on Schedule 1.1.

1.2	Purchase Price.

The aggregate purchase price for the Purchased Securities is $78,132,330 (the “Purchase Price”), to be allocated as set forth on Schedule 1.2.

2.	CLOSING.

2.1	Closing Date.

The closing of the Closing Transactions (the “Closing”) will occur at the offices of Honigman Miller Schwartz and Cohn LLP, 2290 First National Building, 660 Woodward Avenue, Detroit, Michigan 48226, or by electronic transmission, as agreed upon by Buyer and Manulife Asset Management (US) LLC (the “Sellers’ Representative”) at 10:00 a.m. (Eastern Time) on a date within seven days following the satisfaction of all conditions precedent specified in Section 5.

2.2	Closing Transactions.

At the Closing, the Sellers and Buyer will simultaneously consummate the following transactions (collectively, the “Closing Transactions”): (i) the Sellers will deliver the Purchased Securities to Buyer by means of a DWAC transaction to be credited to Buyer’s account and (ii) Buyer will deliver the Purchase Price to the Sellers’ Representative in cash or other immediately available funds.

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, each Seller, jointly and severally, makes the representations and warranties set forth in this Section 3 as follows:

3.1	Organization.

Each Seller is duly organized, validly existing and in good standing (or having comparable active status) under the laws of the jurisdiction of its formation.

3.2	Authority; Binding Obligation.

Each Seller has the requisite power and authority to enter into this Agreement, to carry out such Seller’s obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by each Seller of this Agreement, the performance by each Seller of its obligations hereunder, and the consummation by each Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligations of each Seller enforceable against each Seller in accordance with its terms.

3.3	Absence of Conflicts.

Neither the execution, delivery or performance of this Agreement, nor the consummation by any Seller of the transactions contemplated hereby:

(a) does or will (i) result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under or (v) result in the creation of any Lien upon any assets of such Seller, in each case under the provisions of the charter documents of such Seller or any indenture, license, mortgage, loan agreement or other agreement, instrument or contract or any legal requirement by which such Seller or any of its assets is bound; or

(b) except with regard to requisite governmental and regulatory approvals, and without limiting clause (a) above, require any consent, approval, or authorization of any Person.

3.4	Securities.

Such Seller holds of record and owns beneficially the number of Purchased Securities set forth next to its name on Schedule 1.1, free and clear of any restrictions on transfer or Liens, and owns no other Equity Security of the Company. The Common Shares and Preferred Shares are, and the shares of Series A-1 Preferred Stock issued upon due exercise of the Warrants will be, validly issued, fully paid and nonassessable. None of the Purchased Securities were issued in violation of any preemptive rights. Such Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer or otherwise dispose of any Equity Security of the Company (other than this Agreement). Such Seller is not a party to any voting trust, proxy, or other contract or understanding with respect to the voting of any Equity Security of the Company.

3.5	Brokers.

No Seller nor any representatives or affiliates of any Seller, has incurred (or will incur) any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee or agent’s commission or other similar payment in connection with this Agreement or the transactions contemplated hereunder.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Sellers to enter into this Agreement and to consummate the transactions contemplated hereunder Buyer makes the representations and warranties set forth in this Section 4 with respect to itself as follows:

4.1	Organization.

Buyer is a limited liability company which is validly existing and in good standing under the laws of the State of Delaware.

4.2	Authority; Binding Obligation.

Buyer has the requisite power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder, and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms.

4.3	Absence of Conflicts.

Neither the execution, delivery or performance of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby:

(a) does or will (i) result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under or (v) result in the creation of any Lien upon any assets of Buyer, in each case under the provisions of the charter documents of Buyer or any indenture, license, mortgage, loan agreement or other agreement, instrument or contract or any legal requirement by which such Seller or any of its assets is bound; or

(b) except with regard to requisite governmental and regulatory approvals, and without limiting clause (a) above, require any consent, approval, or authorization of any Person.

4.4	Investment Intent.

Buyer is acquiring the Purchased Securities for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws.

5.	CONDITIONS PRECEDENT

5.1	Conditions Precedent to Buyer’s Obligations.

The obligation of Buyer to consummate the Closing Transactions is subject to the fulfillment prior to or at the Closing of the following conditions:

(a) The Sellers’ representations and warranties contained in this Agreement shall be true and correct in all material respects at and as of the Closing.

(b) The Sellers will have performed and complied in all material respects with all the Sellers’ obligations under this Agreement.

(c) No Action or Proceeding before any Governmental Entity will be pending or threatened wherein an unfavorable judgment, decree, injunction or order would prevent the consummation of the Closing Transactions or result in any Closing Transaction being declared unlawful or rescinded, and no such judgment, injunction, decree or order will be in effect.

(d) Buyer shall have received all requisite governmental and regulatory approvals, including those from the Michigan Gaming Control Board.

(e) If required, any waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

(f) The Sellers shall have delivered all of the Purchased Securities to Buyer.

5.2	Conditions Precedent to the Sellers’ Obligation.

The obligation of the Sellers to consummate the Closing Transactions is subject to fulfillment prior to or at the Closing of the following conditions:

(a) No Action or Proceeding before any Governmental Entity will be pending or threatened wherein an unfavorable judgment, decree, injunction or order would prevent the consummation of the Closing Transactions or result in any Closing Transaction being declared unlawful or rescinded, and no such judgment, injunction, decree or order will be in effect.

(b) The Sellers shall have received all requisite governmental and regulatory approvals, including those from the Michigan Gaming Control Board.

(c) Buyer shall have delivered the Purchase Price to the Sellers’ Representative.

6.	MISCELLANEOUS.

6.1	Indemnification.

(a) All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated hereunder indefinitely and shall be binding upon, and fully enforceable against the parties to this Agreement, and each of their respective successors and assigns.

(b) Each of the Sellers shall, jointly and severally, indemnify, defend, and hold harmless Buyer and each of its affiliates, officers, employees, agents, and representatives from and against any Losses, costs, damages, or expenses arising from or relating to any Seller’s breach of or failure to perform any representations, warranties, or covenants contained in this Agreement or any other agreement or document referred to herein.

(c) Buyer shall indemnify, defend and hold harmless each of the Sellers and each of their respective affiliates, officers, employees, agents, and representatives from and against any Losses, costs, damages or expenses arising from or relating to Buyer’s breach of or failure to perform any representations, warranties, or covenants contained in this Agreement or any other agreement or document referred to herein.

(d) Any payments made by any party pursuant to Section 6.1(b) or Section 6.1(c) shall be deemed adjustments to the Purchase Price for tax and other purposes.

6.2	Confidentiality.

(a) No Seller will make, or file, any public statement, report or press release disclosing this Agreement, its terms or the transactions contemplated hereunder; provided, however, a Seller may make such disclosure as, in the opinion of such Seller’s legal counsel, is required by law, so long as (a) such Seller has reasonably consulted with Buyer with respect to the disclosure requirement and the content of such disclosure and (b) such Seller does not disclose any such information earlier than legally required.

(b) Buyer will not make, or file, any public statement, report or press release disclosing the pricing terms contained in this Agreement; provided, however, Buyer may make such disclosure as, in the opinion of Buyer’s legal counsel, is required by law, so long as (a) Buyer has reasonably consulted with the Sellers’ Representative with respect to the disclosure requirement and the content of such disclosure and (b) Buyer does not disclose any such information earlier than legally required.

(c) Buyer may make, or file, a public statement, report or press release disclosing this Agreement and the transaction contemplated hereunder, but omitting pricing terms, so long as Buyer has reasonably consulted with the Sellers’ Representative with respect to the content of such disclosure.

(d) The confidentiality obligations of the Sellers and Buyer under this Section 6.2 shall not apply to information that is or becomes generally available to the public, other than through disclosure in violation of this Section 6.2.

6.3	Notices.

Any notice or other communication required or which may be given under this Agreement shall be in writing sent by overnight courier to the addressee to the address provided below and shall be deemed given one day after such mailing.

To any Seller:

Manulife Asset Management (US) LLC

101 Huntington Avenue; 7th Floor

Boston, Massachusetts 02199

Attention: Dennis McCafferty

To Buyer:

Athens Acquisition LLC

1086 Woodward Avenue

Detroit, Michigan 48226

Attn: Matthew Cullen

with a copy to (which shall not constitute notice to Buyer):

Honigman Miller Schwartz and Cohn LLP

2290 First National Building

660 Woodward Avenue

Detroit, Michigan 48226

Attn: Howard N. Luckoff

Any of the addresses set forth above may be changed for purposes of providing notice under this Agreement by giving notice to the other parties.

6.4	Transfer Taxes.

All transfer, documentary, sales, use, stamp, registration and other such taxes, if any, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due.

6.5	Fees and Expenses.

Each party shall bear its own out-of-pocket fees and expenses of any advisors, counsel and accountants, incurred by the party or on its behalf in connection with this Agreement and consummation of the Closing Transactions.

6.6	Entire Agreement.

This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

6.7	Remedies.

The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or equity to which the parties may be entitled. Except as otherwise provided herein, all remedies available under this Agreement, at law or otherwise, shall be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any party of a particular remedy shall not preclude the exercise of any other remedy.

6.8	Governing Law and Forum.

This Agreement (except where specifically provided otherwise) shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies. Each of the parties consents to be subject to personal jurisdiction of the federal and state courts located in Delaware, which shall be the sole and exclusive forums for the resolution of all disputes under, or relating to, this Agreement.

6.9	Counterparts; Electronic Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A manual signature on this Agreement or other documents to be delivered pursuant to this Agreement or an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

6.10	Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall have no effect on the other provisions of this Agreement, which shall remain valid, operative and enforceable. Upon any such determination that any term or other provision is illegal, invalid or unenforceable, the parties hereto will negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible.

6.11	Waiver and Amendments.

This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No failure to exercise or delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies under this Agreement are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

6.12	Assignment.

Neither Buyer nor any Seller may assign any of its rights under this Agreement without the prior written consent of the other party, which may be withheld in such other party’s sole discretion. Any attempted assignment in violation of the foregoing provision will be null and void.

7.	DEFINITIONS.

7.1	Definitions.

For purposes of this Agreement, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Equity Security” means (i) any capital stock or other equity security, (ii) any security directly or indirectly convertible into or exchangeable for any capital stock or other equity security, or (iii) any warrants, options or other rights, directly or indirectly, to subscribe for or to purchase any capital stock or other equity security.

“Governmental Entity” means any government, agency, governmental department, commission, court, arbitration panel or instrumentality of the United States of America or any foreign government or any state, municipality or other political subdivision in or of any of the foregoing and any court, agency, instrumentality, regulatory commission or other entity exercising executive, legislative, judicial, regulatory or administrative functions or pertaining to government.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Law” means all federal, state, local and foreign laws, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and the like of any governmental entity, including common law.

“Lien” means any charge, claim, community or other marital property interest, condition, equitable interest, lien (whether voluntary, involuntary, statutory, or other), option, pledge, hypothecation, preference, priority, security interest, mortgage, right-of-way, easement, encroachment, servitude, conditional sale or other title retention arrangement, security or other deposits, right of first option, right of first refusal, or restriction of any kind, including, without limitation, any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Losses” means any loss, liability, obligation, demand, claim, Action, cause of action, damage, deficiency, tax, judgment, award, assessment, diminution in value, penalty, fine, cost or expense of whatever kind, in each case, whether or not arising out of third party claims (including interest, penalties, and reasonable professional fees).

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any governmental entity or any similar entity.

“Proceeding” means any Action, suit, claim, demand, summons, citations or subpoena, hearing, audit, public meeting or inquiry of any kind or nature whatsoever, civil, criminal, administrative, regulatory or otherwise, at law or in equity, whether or not such matter is before a governmental entity or any other Person.

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date first set forth above.

Buyer

Athens Acquisition LLC

By:	/s/ Matthew Cullen
Name:	Matthew Cullen
Title:	President

Sellers

John Hancock Bond Fund

By:	/s/ Barry Evans
Name:	Barry Evans
Title:	President & CIO

John Hancock Income Securities Trust

By:	/s/ Barry Evans
Name:	Barry Evans
Title:	President & CIO

John Hancock Investors Trust

By:	/s/ Barry Evans
Name:	Barry Evans
Title:	President & CIO

John Hancock Funds III Leveraged Companies Fund

By:	/s/ Barry Evans
Name:	Barry Evans
Title:	President & CIO

John Hancock Funds II Active Bond Fund

By:	/s/ Barry Evans
Name:	Barry Evans
Title:	President & CIO

John Hancock Funds Trust Active Bond Trust

By:	/s/ Barry Evans
Name:	Barry Evans
Title:	President & CIO

Manulife Global Funds U.S. Bond Fund

By:	/s/ Barry Evans
Name:	Barry Evans
Title:	President & CIO

Manulife Global Fund US Special Bond Fund

By:	/s/ Barry Evans
Name:	Barry Evans
Title:	President & CIO

Manulife Global Fund Strategic Income

By:	/s/ Barry Evans
Name:	Barry Evans
Title:	President & CIO

John Hancock Trust Strategic Income Trust

By:	/s/ Barry Evans
Name:	Barry Evans
Title:	President & CIO

John Hancock Funds II High Income Fund

By:	/s/ Barry Evans
Name:	Barry Evans
Title:	President & CIO

John Hancock Funds II Strategic Income Fund

By:	/s/ Barry Evans
Name:	Barry Evans
Title:	President & CIO

John Hancock High Yield Fund

By:	/s/ Barry Evans
Name:	Barry Evans
Title:	President & CIO

John Hancock Strategic Income Fund

By:	/s/ Barry Evans
Name:	Barry Evans
Title:	President & CIO

Schedule 1.1

Shareholder	Series A-1 Common Stock	Series A-1 Preferred Stock	Series A-1 Preferred Warrants
John Hancock Bond Fund	885	17,280	—
John Hancock Income Securities Trust	768	14,991	—
John Hancock Investors Trust	977	19,074	—
John Hancock Funds III Leveraged Companies Fund	92	1,563	—
John Hancock Funds II Active Bond Fund	166	3,249	—
John Hancock Funds Trust Active Bond Trust	821	16,024	—
Manulife Global Funds U.S. Bond Fund	38	739	—
Manulife Global Fund US Special Bond Fund	148	2,879	—
Manulife Global Fund Strategic Income	64	1,146	—
John Hancock Trust Strategic Income Trust	269	5,366	—
John Hancock Funds II High Income Fund	7,894	168,490	—
John Hancock Funds II Strategic Income Fund	3,048	55,025	—
John Hancock High Yield Fund	18,486	158,092	202,511
John Hancock Strategic Income Fund	8,564	159,488	—

Total	42,220	623,406	202,511

Schedule 1.2

Shareholder	Purchase Price
John Hancock Bond Fund	$1,634,850
John Hancock Income Securities Trust	$1,418,310
John Hancock Investors Trust	$1,804,590
John Hancock Funds III Leveraged Companies Fund	$148,950
John Hancock Funds II Active Bond Fund	$307,350
John Hancock Funds Trust Active Bond Trust	$1,516,050
Manulife Global Funds U.S. Bond Fund	$69,930
Manulife Global Fund US Special Bond Fund	$272,430
Manulife Global Fund Strategic Income	$108,900
John Hancock Trust Strategic Income Trust	$507,150
John Hancock Funds II High Income Fund	$15,874,560
John Hancock Funds II Strategic Income Fund	$5,226,570
John Hancock High Yield Fund	$34,118,010
John Hancock Strategic Income Fund	$15,124,680

Total	$78,132,330